Exhibit 99.1

May 3, 2005


Quarterly Report
First Quarter 2005


The earnings improvement registered during 2004 continued for the first quarter of 2005. We are pleased to report net income of $1.33 million, up by 16% from the same period last year. Earnings per share after dilution rose to 49 cents compared with 41 cents last year.

Two different things contributed to this earnings gain. One was loan demand. Our loan portfolio grew during the past year by 15%, or $45 million. This would normally be very favorable for our net interest margin. However, competitive pressures continue to be very high, so our net interest income rose only 4%. Good control of our expenses was a second significant contributor to our bottom line. Expenses normally rise, but this year they declined slightly from last year. Much of this can be attributed to a series of profit enhancement initiatives started last year.

Back office operations were merged into a single department during the quarter, under the direction of Hugh Crombie and Martha Woodford. This is expected to provide us with both improved service and operating efficiencies over time.

As are all public companies, we have begun the expensive and time consuming task of complying with new federal legislation known as Sarbanes-Oxley. The goals of this legislation are to ensure that financial controls are effective and the reports we issue are accurate. While the required effort is great, we expect to have the work completed on time.

We have a new Region Manager in Clark County. Nick Carter has rejoined the bank in that role. We welcome him back and look forward to his help in this market that is such an important one for our bank.

We continue to seek opportunities for new customer relationships. Both our officers and directors are actively making referrals. As shareholders, please feel free to refer business to the bank. In the end, it should enhance the value of our company.


Louis Prichard
President, CEO


                                         UNAUDITED


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
CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      3/31/2005          3/31/2004           Change
Assets
  Cash & Due From Banks                             $   8,802,128      $  12,309,299          -28.5%
  Securities                                          122,045,566        157,294,738          -22.4
  Loans Held For Sale                                           -          7,003,090         -100.0
  Loans                                               359,422,221        313,512,254           14.6
  Reserve for Loan Losses                               4,327,459          3,937,194            9.9
    Net Loans                                         355,094,762        309,575,060           14.7
  Federal Funds Sold                                            -            752,000         -100.0
  Other Assets                                         32,446,207         33,723,536           -3.8
     Total Assets                                   $ 518,388,663      $ 520,657,723           -0.4%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  69,980,890      $  64,063,207            9.2%
    Savings & Interest Checking                       124,305,129        145,274,542          -14.4
    Certificates of Deposit                           178,591,383        176,181,353            1.4
      Total Deposits                                  372,877,402        385,519,102           -3.3
  Repurchase Agreements                                16,876,071         20,601,191          -18.1
  Other Borrowed Funds                                 81,542,563         64,679,305           26.1
  Other Liabilities                                     2,487,523          2,834,171          -12.2
    Total Liabilities                                 473,783,559        473,633,769            0.0
  Stockholders' Equity                                 44,605,104         47,023,954           -5.1
    Total Liabilities & Stockholders' Equity        $ 518,388,663      $ 520,657,723           -0.4%

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
CONSOLIDATED INCOME STATEMENT

                                                            Three Months Ending
                                                                                           Percentage
                                                      3/31/2005          3/31/2004           Change

Interest Income                                     $  6,720,151       $  6,266,788            7.2%
Interest Expense                                       2,498,600          2,195,703           13.8
  Net Interest Income                                  4,221,551          4,071,085            3.7
Loan Loss Provision                                      249,900            255,000           -2.0
  Net Interest Income After Provision                  3,971,651          3,816,085            4.1
Other Income                                           1,553,857          1,562,464           -0.6
Other Expenses                                         3,819,353          3,824,133           -0.1
  Income Before Taxes                                  1,706,155          1,554,416            9.8
Income Taxes                                             372,902            404,478           -7.8
  Net Income                                        $  1,333,253       $  1,149,938           15.9
Net Change in Unrealized Gain (loss)
  on Securities                                       (1,089,150)           371,994          392.8
  Comprehensive Income                              $    244,103       $  1,521,932          -84.0%

Selected Ratios
  Return on Average Assets                                  1.02%              0.89%
  Return on Average Equity                                  11.8                9.6

  Earnings Per Share                                     $  0.50            $  0.41
  Earnings Per Share - assuming dilution                    0.49               0.41
  Cash Dividends Per Share                                  0.23               0.21
  Book Value Per Share                                     16.61              16.79

  Market Price                                            High                Low              Close
    First Quarter '05                                    $31.00             $29.25            $30.50
    Fourth Quarter '04                                   $32.50             $30.50            $30.50


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